Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

101 Constitution Ave, NW, Suite 900 Washington, DC 20001 nelsonmullins.com

November 7, 2025

Abpro Holdings, Inc.

100 Summit Drive

Burlington, Massachusetts 01803

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Abpro Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by YA II PN, LTD., a Cayman Islands exempt limited partnership (“YA”), of up to 9,775,017 shares of the common stock, par value $0.0001 per share (the “Purchase Shares”) pursuant to a standby equity purchase agreement, dated as of October 30, 2024, by and between the Company and YA (the “SEPA”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or any prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein.

As such counsel, we have examined and relied upon the Registration Statement and the prospectus contained therein, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When issued and paid for in accordance with the SEPA, the Purchase Shares will be duly authorized and, when issued upon receipt by the Company of the consideration therefore, will be validly issued, fully paid and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any document or instrument may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP
Nelson Mullins Riley & Scarborough LLP

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